News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
August 5, 2008

UNIT CORPORATION REPORTS 2008 SECOND QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three and six months ended June 30, 2008. Total revenues for the second quarter of 2008 were an all-time company record $370.1 million (41% contract drilling, 44% oil and natural gas, and 15% mid-stream) compared to total revenues of $286.6 million for the second quarter of 2007 (54% contract drilling, 34% oil and natural gas, and 12% mid-stream).  Net income for the second quarter of 2008 was $94.1 million, or $2.00 per diluted share compared with net income of $65.6 million, or $1.41 per diluted share, for the second quarter of 2007.

During the first half of 2008, Unit’s total revenues were $691.5 million, setting a six-month revenues record for Unit, (43% contract drilling, 43% oil and natural gas, and 14% mid-stream), up from $563.9 million (56% contract drilling, 32% oil and natural gas, and 12% mid-stream) for the same period in 2007.  Net income was $171.2 million, an increase of 32% over net income of $130.0 million for the comparative period in 2007.

“This quarter we achieved significant improvements over the same quarter in 2007 in all areas of our operations,” said Larry D. Pinkston, President and Chief Executive Officer.  “The 29% increase in total revenues and 44% increase in net income between the two quarters was generally the result of:
•	a 21% increase in our total oil, natural gas liquids (NGLs) and natural gas production, with 16.0 billion cubic feet equivalent (Bcfe) compared to 13.2 Bcfe;
•	a 42% increase in our commodity prices, with a realized price of $10.19 per thousand cubic feet equivalent (Mcfe) compared to $7.19 Mcfe;
•	a 7% increase in the number of our drilling rigs working, with an average 104.5 rigs working in the quarter versus 97.9, last year; and
•	a 58% increase in natural gas processed per day and a 78% increase in natural gas liquids sold per day by our mid-stream operations.”

CONTRACT DRILLING INFORMATION
•	115 of our 131 drilling rigs currently under contract (88% of drilling rig fleet).
•	76% of drilling rigs contracted by public companies and major private independents.
•	Two new rigs being constructed for the Bakken Shale play to be completed in the fourth quarter of 2008 and nine additional drilling rigs currently planned for addition to the fleet in 2009.

    Drilling rig utilization for the second quarter 2008 was 80%, a 3% increase over the first quarter of 2008. Unit averaged 104.5 drilling rigs working in the second quarter of 2008, a 7% increase over the 97.9 drilling rigs that worked in the second quarter of 2007, and a 4% increase over the 100.6 drilling rigs that worked in the first quarter of 2008.  Contract drilling rig rates for the second quarter of 2008 averaged $17,890 per day, a decrease of 4% from the second quarter of 2007 and 1%, or $107 per day, from the first quarter of 2008.  Average operating margins for the second quarter of 2008 were $8,339 per day (before elimination of intercompany drilling rig profit of $6.4 million) as compared to $9,544 per day during the second quarter of 2007 (before elimination of intercompany drilling rig profit of $5.4 million), a decrease of 13%.

            For the first six months of 2008, drilling rig utilization averaged 79% as compared to 82% during the first six months of 2007.  Unit averaged 102.5 drilling rigs working during the first six months of 2008, an increase of 5% from the 97.4 drilling rigs that worked in the first six months of 2007.  Average operating margins for the first six months of 2008 were $8,551 per day (before elimination of intercompany drilling rig profit of $13.9 million) as compared to $9,849 per day (before elimination of intercompany drilling rig profit of $9.9 million for the same period in 2007), a decrease of 13%.

Currently, Unit has 131 drilling rigs of which 115 are under contract.  The following table illustrates Unit’s drilling rig count at the end of each period and its average utilization rate during the period:

	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06
Rigs	131	129	129	128	128	118	117	116	115
Utilization	80%	78%	80%	78%	81%	83%	92%	96%	97%

    Pinkston said:  “During the second quarter of 2008 we have seen tangible strengthening in the market and increases in demand for drilling rigs, especially those with more horsepower and larger mud pumps.  We have been increasing our drilling rig day rates 5% to 8% on many of our drilling rigs.  In July 2008, we announced plans to build eight additional drilling rigs, and due to customer requests for newly-built drilling rigs, we are now planning to add an additional three drilling rigs, for a total of 11 new-build drilling rigs, with two of these drilling rigs to be placed in service before the end of the year and the remaining nine during 2009.”

EXPLORATION AND PRODUCTION INFORMATION
•	Completed 72 gross wells (129 total year-to-date out of 300 planned for 2008) at a 90% success rate.
•	Increased second quarter 2008 production over second quarter 2007 production by 21%, and 8% sequentially over the first quarter of 2008.
•	Increased its 2008 production growth forecast to 13% to 15%, an increase from its previous production growth guidance of 10% to 12%.

            Second quarter production for Unit’s oil and natural gas operations was 335,000 barrels of oil, 350,000 barrels of NGLs and 11.8 billion cubic feet (Bcf) of natural gas, or 16.0 billion cubic feet equivalent (Bcfe), representing sequential growth of 8% over the previous quarter and an increase of 21% over the second quarter of 2007.  Revenues for the second quarter were $164.3 million, or 71% higher than 2007’s second quarter.  Total production for the first six months of 2008 was 30.7 Bcfe, an increase of 18% over the 26.0 Bcfe produced in the first six months of 2007.

Unit’s average natural gas price for the second quarter of 2008 increased 35% to $9.16 per thousand cubic feet (Mcf) as compared to $6.78 per Mcf for the second quarter of 2007.  Unit’s average oil price for the second quarter of 2008 was $102.23 per barrel compared to $62.47 per barrel for the second quarter of 2007, a 64% increase, and Unit’s average NGLs price for the second quarter of 2008 was $56.78 per barrel compared to $39.02 per barrel for the second quarter of 2007, a 46% increase.  For the first six months of 2008, Unit’s natural gas prices increased 28% to $8.43 per Mcf as compared to $6.58 per Mcf during the first six months of 2007.  Unit’s average oil price for the first six months of 2008 was $98.08 per barrel compared to $59.02 per barrel during the first six months of 2007, a 66% increase.  Unit’s average NGLs price for the first six months of 2008 was $54.56 per barrel compared to $36.67 per barrel during the first six months of 2007, a 49% increase.

As of June 30, 2008, Unit has approximately 42% of its current daily natural gas production hedged for 2008 using swaps and collars between $7.00 and $10.63 per MMBtu, and 74% of its current daily crude oil production hedged for 2008 using swaps and collars between $85.00 and $102.50 per barrel.

The following table illustrates Unit’s production and certain results for the periods indicated:

	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06
Production, Bcfe	16.0	14.7	14.7	14.0	13.2	12.8	14.2	13.5	12.6
Realized Price, Mcfe	$10.19	$8.72	$7.66	$6.69	$7.19	$6.63	$6.26	$6.68	$6.41
Wells Drilled (gross)	72	57	81	51	67	54	66	75	62
Success Rate	90%	86%	90%	88%	82%	87%	89%	88%	85%

During the second quarter of 2008, Unit participated in the drilling of 72 wells, of which 65 were completed as producing wells for a success rate of 90% in comparison to the completion of 67 wells with an 82% success rate during the second quarter of 2007.

Pinkston said:  “We plan to drill approximately 300 wells during 2008, allowing us to project annual 2008 production of 62 to 63 Bcfe. We remain on track to achieve our stated goal to replace at least 150% of our annual production with new reserves, which would make 2008 our 25th consecutive year of achieving this goal.”

MID-STREAM INFORMATION

•	Increased second quarter 2008 liquids sold per day volumes 10% over the first quarter of 2008 and 78% over the second quarter of 2007.
•	Operating profits (not including depreciation) of $9.6 million in the second quarter, a 5% sequential quarterly increase and a 120% increase over the second quarter of 2007.

Second quarter of 2008 processing volumes of 67,545 MMBtu per day and liquids sold volumes of 202,130 gallons per day increased 58% and 78%, respectively, from the second quarter of 2007.  Second quarter 2008 gathering volumes were 205,397 MMBtu per day, a 6% decrease from the second quarter of 2007.  Operating profit (as defined below in the financial tables) for the second quarter was $9.6 million or 120% higher than 2007’s second quarter, driven primarily by the increase in liquids sold, as well as high frac spreads for liquids.

For the first six months of 2008, processing volumes of 63,671 MMBtu per day and liquids sold volumes of 193,027 gallons per day increased 48% and 84%, respectively, from the first six months of 2007.  Gathering volumes for the first six months of 2008 were 203,047 MMBtu per day, a 9% decrease from the first six months of 2007.

The following table illustrates certain results from Unit’s mid-stream operations at the end of each period:

	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06
Gas gathered MMBtu/day	205,397	200,697	212,786	221,508	218,290	226,081	253,776	276,888	243,399
Gas processed MMBtu/day	67,545	59,797	59,009	55,721	42,645	43,327	44,781	35,124	31,000
Liquids sold Gallons/day	202,130	183,924	169,897	137,098	113,829	95,964	93,792	71,790	50,169

    Unit’s mid-stream segment operates three natural gas treatment plants, owns eight processing plants, 36 active gathering systems and 707 miles of pipeline.

    Pinkston said:  “Our liquids sold volumes per day as well as our gas processed volumes per day were at record high levels for the company.  We’re very excited to expand our presence in the Appalachian Basin, and are very excited about our partnership with Appalachian Producer Services that was recently announced.”

ADDITIONAL FINANCIAL INFORMATION
Unit ended the second quarter with working capital of $26.7 million, long-term debt of $102.8 million and a debt-to-capitalization ratio of 6%.  As of June 30, 2008, Unit had $172.2 million of borrowing capacity based on the current commitment under its credit facility.

Income from operations before income taxes for the second quarter of 2008 was $149.4 million, a 46% increase over the second quarter of 2007 and a 22% increase over the first quarter of 2008.  As a result of the reduction of long-term debt and interest rates in 2007 and the first six months of 2008, Unit’s interest expense for the first six months of 2008 was $1.1 million, a decrease of 68% from the first six months of 2007.

MANAGEMENT COMMENT
    Pinkston said: “We are pleased with the outcome of our 2008 second quarter results.  Our contract drilling segment is benefiting from an increase in demand for our drilling rigs.  We will put two new rigs to work in the Williston Basin before year’s end.  We have eight new-build rigs in various stages of progress which are already committed to customers and are to be completed in

2009, and we purchased a new drilling rig for delivery in the second quarter of 2009 which is also committed to a customer.  The oil and natural gas segment achieved an all-time record quarter with second quarter production of 16.0 Bcfe and cash flow of $132.8 million.  Our mid-stream segment also set all-time records during the second quarter for liquids sold volumes, processing volumes and cash flow of $10.3 million.  It continues to grow and perform well as it increases its presence in the Arkoma and Mid-Continent Basins.”

WEBCAST
Unit will webcast its second quarter earnings conference call live over the Internet on August 5, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern). To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

    This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, the ability to contract new rig additions to its fleet, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, the ability to meet its consecutive quarterly positive net income goals, oil and gas reserve information, as well as the ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Statement of Income:
Revenues:
Contract drilling	$151,228	$154,349	$298,475	$314,634
Oil and natural gas	164,299	96,343	294,301	182,449
Gas gathering and processing	54,800	35,769	99,023	66,537
Other	(180)	179	(290)	291
Total revenues	370,147	286,640	691,509	563,911

Expenses:
Contract drilling:
Operating costs	78,278	74,729	152,739	151,016
Depreciation	16,988	13,682	32,352	26,399
Oil and natural gas:
Operating costs	30,657	24,461	58,258	46,600
Depreciation, depletion
and amortization	38,988	30,723	74,703	60,070
Gas gathering and processing:
Operating costs	45,164	31,395	80,236	58,896
Depreciation
and amortization	3,663	2,555	7,144	4,894
General and administrative	6,726	5,247	13,251	10,429
Interest	273	1,729	1,093	3,370
Total expenses	220,737	184,521	419,776	361,674
Income Before Income Taxes	149,410	102,119	271,733	202,237

Income Tax Expense:
Current	9,688	19,649	25,135	42,346
Deferred	45,594	16,904	75,406	29,843
Total income taxes	55,282	36,553	100,541	72,189

Net Income	$94,128	$65,566	$171,192	$130,048

Net Income per Common Share:
Basic	$2.02	$1.41	$3.68	$2.81
Diluted	$2.00	$1.41	$3.65	$2.79
Weighted Average Common
Shares Outstanding:
Basic	46,587	46,371	46,534	46,350
Diluted	47,004	46,603	46,888	46,573

	June 30,	December 31,
	2008	2007
Balance Sheet Data:
Current assets	$249,876	$197,015
Total assets	$2,463,432	$2,199,819
Current liabilities	$223,194	$156,404
Long-term debt	$102,800	$120,600
Other long-term liabilities	$75,236	$59,115
Deferred income taxes	$498,496	$428,883
Shareholders’ equity	$1,563,706	$1,434,817

	Six Months Ended June 30,
	2008	2007
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$370,405	$256,778
Net Change in Working Capital	(50,017)	(37,426)
Net Cash Provided by Operating Activities	$320,388	$219,352

Net Cash Used in Investing Activities	$(302,445)	$(258,753)
Net Cash Provided by (Used in)
Financing Activities	$(18,082)	$39,390

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Contract Drilling Operations Data:
Rigs Utilized	104.5	97.9	102.5	97.4
Operating Margins (2)	48%	52%	49%	52%
Operating Profit Before
Depreciation (2) ($MM)	$73.0	$79.6	$145.7	$163.6

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls	335	262	626	494
Natural Gas Liquids - MBbls	350	172	655	295
Natural Gas - MMcf	11,848	10,628	23,009	21,301
Average Prices:
Oil – MBbls	$102.23	$62.47	$98.08	$59.02
Natural Gas Liquids - MBbls	$56.78	$39.02	$54.56	$36.67
Natural Gas - MMcf	$9.16	$6.78	$8.43	$6.58
Operating Profit Before
DD&A (2) ($MM)	$133.6	$71.9	$236.0	$135.8

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	205,397	218,290	203,047	222,164
Gas Processing - MMBtu/day	67,545	42,645	63,671	42,984
Liquids Sold – Gallons/day	202,130	113,829	193,027	104,946
Operating Profit Before
Depreciation (2) ($MM)	$9.6	$4.4	$18.8	$7.6

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(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.